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                                                                  EXHIBIT 10.7.1


               FURTHER RESOLVED, that Section 3.2 of The Pulitzer Publishing Company Annual Incentive Compensation Plan be, and it hereby is, amended to delete the fourth sentence thereof so that as so amended Section 3.2 shall read as follows:

               "3.2 The Committee shall consist of at least three members, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by, the Board. Any member of the Committee may resign at any time. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or any of his rights or benefits under the Plan. No bond or other security need be required of the Committee or any member thereof in any jurisdiction."




DATED:  MARCH 9, 1992